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Exhibit 10.4
International Notice of Terms
Long-Term Incentive Restricted Stock Units (Stock-Settled)
To:        «Participant Name»
BEMSID:    «Employee_ID»
Grant Date:    «Grant Date»
As part of its executive compensation program, The Boeing Company (the “Company”) has awarded you a Restricted Stock Unit award (the “Award”) pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the provisions contained herein (the “Notice”). Capitalized terms not otherwise defined in this Notice shall have the meaning ascribed to them in the Plan. Your Award is subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms shall control. You are required to accept and acknowledge the terms and conditions of the Award, through the mechanism and procedures determined by the Company, as a condition to receiving the Award. The terms and conditions of the Award are as follows:
1.    RSU Award. You have been awarded «RSU #» Restricted Stock Units (“RSUs”). Each RSU corresponds to one share of Common Stock.
2.    RSU Account. The Company will maintain a record of the number of awarded RSUs in an account established in your name.
3.    Vesting of RSUs.
3.1 Subject to Sections 6 and 7, your RSUs will vest on the date and according to the schedule set forth on “Appendix – Vesting Schedule” attached hereto (or, if such date is not a date on which the New York Stock Exchange is open for trading, the next following trading day) (the date on which vesting may occur, the “Vesting Date”). As soon as reasonably practicable following the Vesting Date, you shall receive a number of shares of Common Stock equal to the aggregate number of RSUs that vest as of such date. Notwithstanding the foregoing, the RSUs may be settled in the form of: (a) cash, to the extent settlement in shares of Common Stock (i) is not standard Company practice in your country of employment, (ii) is prohibited under applicable laws, (iii) would require you, the Company or, if different, the Related Company that employs you (the “Employer”) to obtain the approval of any governmental and/or regulatory body in your country of residence (and country of employment, if different), or (iv) is administratively burdensome; or (b) shares of Common Stock, but the Company may require you to immediately sell such shares if necessary to comply with applicable laws (in which case, you hereby expressly authorize the Company to issue sales instructions in relation to such shares on your behalf). If, after the Grant Date but prior to the Vesting Date, you transfer employment to a Related Company in another country (you will be considered to have transferred to a Related Company if you are paid through that Related Company’s payroll) and the Company does not settle RSUs in shares of Common Stock in that country, the RSUs will be settled in cash, calculated based on an applicable currency conversion methodology or policy as may be established by the Company from time to time, less any required withholdings pursuant to Section 11 of this Notice.
3.2 Subject to the terms and conditions outlined under Sections 6 and 7, this Award is granted on the condition that you remain continuously employed by the Company or a Related Company from the Grant Date through the Vesting Date and that you complete the Company’s 2023 Safety Management System training course no later than December 31, 2023 (or such other date as may be specified by the Company’s Chief Human Resources Officer in limited circumstances).
4.    Dividend Equivalents.
4.1 While RSUs are in your account, they will earn dividend equivalents in the form of additional RSUs. Specifically, as of each dividend payment date for Common Stock, your RSU account will be credited with additional RSUs (“dividend equivalent RSUs”) equal in number to the number of shares of Common Stock that could be bought with the cash dividends that would be paid on the RSUs in your account if each RSU were one share of Common Stock on the applicable dividend payment date.
4.2 The number of shares of Common Stock that could be bought with the cash dividends will be calculated to two decimal places and will be based on the “Fair Market Value” of a share of Common Stock on the applicable dividend payment date. For purposes of this Award, “Fair Market Value” means the average of the high and the low per share trading prices for Common Stock as reported by The Wall Street Journal for the specific dividend payment date, or by such other source as the Company deems reliable.
4.3 Dividend equivalent RSUs will vest at the same time and in the same manner as the RSUs with which they are associated and will be subject to the same terms as the RSUs. All references to RSUs in this Notice shall be deemed to include any credited dividend equivalent RSUs, except where the context clearly indicates otherwise.
5.     Adjustment in Number of RSUs. The number of RSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of Common Stock, consolidation, spin-off or recapitalization of Common Stock, or any similar capital adjustment or the payment of any stock dividend.
6.    Impact of Certain Terminations.
6.1 In the event your employment is terminated prior to the Vesting Date by reason of retirement or layoff on or after attaining age 62 with at least one year of service, and provided (in the case of retirement) that you have given the

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Company sufficient advance notice of your retirement (i.e., at least 60 days), you will remain eligible to vest in, and receive distribution of, your RSUs in accordance with Section 3 as though you had continued employment through the Vesting Date.
6.2 In the event your employment is terminated prior to the Vesting Date by reason of (i) retirement on or after attaining age 55 with at least ten years of service or under conditions that satisfy the requirements for “retirement” under a defined benefit pension plan maintained by the Company or a Related Company in which you participate, or (ii) layoff (in each case, prior to attaining at least age 62 with at least one year of service), your RSUs will be prorated based on the number of full and partial calendar months you spent on the active payroll during the vesting period (beginning with the first full calendar month after the Grant Date). Payment for this Award will be made at the same time as payment would have been made pursuant to Section 3 had your employment not terminated prior to the Vesting Date.
6.3 In the event your employment is terminated prior to the Vesting Date by reason of death or disability, you will immediately vest in your RSUs. Payment for this Award will be made as soon as reasonably practicable following your termination of employment. For purposes of this Award, “disability” means a disability entitling you to benefits under any long-term disability policy sponsored by the Company or a Related Company, or as such term is required to be defined for these purposes under applicable local law.
7.    Forfeiture Upon Other Terminations. In the event your employment is terminated prior to the Vesting Date for any reason (including for cause and resignation prior to retirement eligibility) other than those reasons described in Section 6, all unvested RSUs shall immediately be forfeited and canceled without consideration.
8.    Leave of Absence. Unless otherwise required by applicable law, in the event you have an authorized leave of absence at any time during the vesting period which absence extends beyond three full calendar months (including any absence that began before the Grant Date), your RSUs will be prorated based on the number of full and partial calendar months you spent on the active payroll during the vesting period (beginning with the first full calendar month after the Grant Date).
9.    Transferability. RSUs are not transferable except by will or by laws of descent and distribution. You may designate a beneficiary to receive your Award in the event of your death. To be valid, a beneficiary designation with respect to your Award must be properly submitted through the Stock Plan Administrator in accordance with the Stock Plan Administrator’s procedures. The current Stock Plan Administrator is Fidelity Stock Plan Services, LLC and certain of its affiliated entities.
10.    Clawback and Forfeiture Policy.
10.1 This Award and any gross proceeds resulting from the vesting of this Award are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time (the “Policy”). The Policy provides (among other things) that an Award may be subject to clawback and forfeiture (meaning that the Award or gross proceeds thereof must be promptly returned to the Company if already distributed, or that you will lose your entitlement to an Award if it has not yet been distributed) in the discretion of the Committee, if the Committee determines that you have (i) violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public; or (ii) engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom you had direct supervisory responsibility.
10.2 In addition, subject to applicable law, or except as may be otherwise provided in the Addendum, this Award and any gross proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the Vesting Date or receipt of payment of the Award: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any aspect of Company business with which you were involved or about which you gained Company proprietary or confidential information; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in the future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section 10 is a condition for your receipt of this Award. For purposes of this Section 10, the Company shall include the Company and all Related Companies.
10.3 Nothing in this Section 10 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.
10.4 The restrictions in this Section 10 are considered by the parties to be fair and reasonable in all circumstances and the parties agree that the restrictions are reasonable and necessary to protect the Company’s legitimate business interests. Each of the restrictions contained in this Section, including the sub-paragraphs and sub-clauses thereof, constitutes an entirely separate, severable and independent restriction. If any restriction is found to be invalid this will not affect the validity or enforceability of any of the other restrictions. It is agreed that if any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were

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deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.
11.    Tax Withholding. Subject to the terms of the Plan and as a condition to the grant of the RSUs, you acknowledge and agree that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or payment of the RSUs; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. If your country of employment (and/or the country of residence, if different) requires withholding of Tax-Related Items, then prior to the issuance and delivery of any shares of Common Stock or cash upon the vesting of this Award, the Company, the Employer, or any plan administrator, as applicable: (x) shall withhold a sufficient number of shares of Common Stock otherwise issuable upon the vesting of this Award that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld (in which case, the cash equivalent of such withheld shares of Common Stock shall be used to settle the withholding obligation); or (y) shall withhold an amount from your regular salary and/or wages, or from any other amounts payable to you, equal to the Tax-Related Items required to be withheld.
Depending on the withholding method, the Company, the Employer, or any plan administrator, as applicable, may withhold or account for Tax-Related Items by considering applicable statutory withholding rates, but such withholding shall not exceed an amount of withholding based on the maximum statutory rates in your applicable tax jurisdiction(s) (unless a lesser amount of withholding is required to avoid the classification of this Award as a liability on the Company’s consolidated balance sheet or other adverse accounting treatment).
In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock or through your regular salary and/or wages or other amounts payable to you, no shares of Common Stock will be issued to you and no cash payment will be made unless and until satisfactory arrangements (as determined by the Company or its delegate) have been made by you with respect to the payment of any Tax-Related Items which the Company determines, in its sole discretion, must be withheld or collected with respect to this Award. If you are subject to taxation in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting the grant of this Award, you expressly consent to the withholding of shares of Common Stock and/or the withholding of amounts from your regular salary and/or wages, or other amounts payable to you, as provided for hereunder. All other Tax-Related Items related to this Award and any shares of Common Stock or cash acquired pursuant to the vesting of this Award are your sole responsibility.
12.    Privacy Notice. The Company is located at 929 Long Bridge Drive, Arlington, VA 22202, U.S.A. and grants RSUs under the Plan to employees of the Company and its Related Companies in its sole discretion. In conjunction with the Company’s grant of the RSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting this Award, you expressly and explicitly consent to the Personal Data Activities as described herein.
12.1 Collection of Your Personal Information. The Company collects, processes and uses your personal data for purposes of allocating Common Stock and implementing, administering and managing the Plan. In granting the RSUs under the Plan, the Company will collect, process and use your personal information.
12.2 Legal Basis for Processing your Personal Information. The Company’s legal basis for the collection, processing and usage of your personal data is your consent except to the extent otherwise stipulated for the country in which you reside and/or work, as provided in the Addendum.
12.3 Types of Personal Information We Process. Personal information that is processed may include your Company identification number (BEMSID), name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Common Stock or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor. Your information is used to open an account for you with the Stock Plan Administrator (as defined below), to communicate with you, and for purposes of allocating Common Stock and implementing, administering and managing the Plan.
12.4 Disclosures of Your Personal Information. Access to your information will be restricted to Company staff and contracted third party service providers who have a need to know the specific information in order to carry out their responsibilities with regard to this Award and the Plan. The Company transfers your personal data to Fidelity Stock Plan Services, LLC and certain of its affiliated entities (“Fidelity”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). The Stock Plan Administrator will open an account for you to receive and view your Award and transact in Common Stock that may be issued to you under the Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the Plan. The Company also transfers your data to Alight, Inc. and certain of its affiliated entities (“Alight”), an independent service provider based in the United States, which assists the Company with the implementation of certain aspects of the Plan including communicating with you and providing information regarding your participation in the Plan. In the future, the Company may select different service providers, at which time your personal information may be shared with those entities, subject to requirements that such information be used only in accordance with this Section, or as otherwise permitted under applicable agreements, and that required notices are properly administered.

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12.5 International Data Transfers. The Company, the Stock Plan Administrator, and other service providers are based in the United States. The Company’s legal basis for the transfer of your personal data to the United States is your consent unless otherwise stipulated for the country in which you reside and/or work, as provided in the Addendum.
12.6 Data Retention. The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs your personal data, the Company will remove it from its systems. If the Company keeps your data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be to comply with those obligations.
12.7 Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may withdraw your participation in the Plan at any time. This would not affect your existing employment or salary; instead, you would forfeit the opportunities associated with the Plan.
12.8 Data Subjects Rights. You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data.
If you have questions about the Company’s use of your personal information, or wish to file a complaint about it, please contact the Boeing Global Privacy Office using any of the following methods:
•Submit your questions and requests online using the Boeing Privacy Rights Exercise Portal at https://boeing.com/privacy/rightsexerciseportal
•Call the Global Privacy Office Hotline at +1 (206) 544-2406 or toll-free from within the U.S. at +1 (877) 544-2407
•Submit your comments or questions to the Global Privacy Office e-mail account at: globalprivacy@boeing.com
•Write to us at: Boeing Global Privacy Office, Mail Code 11-503, PO Box 3707, Seattle, WA 98124-2207 USA
You may also refer issues to the Privacy or Data Protection/Supervisory Authority where you live: https://www.boeing.com/privacy/authorities.html.
13.    Miscellaneous.
13.1 No Right to Continued Employment or Service. This Notice shall not confer upon you any right to continuation of employment by the Company or any Related Company nor shall this Notice interfere in any way with the Company’s or any Related Company’s right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company or a Related Company or as prohibited by law.
13.2 Termination Indemnities. The Award is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments to which you may be otherwise entitled.
13.3 Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, canceled, or terminated by the Company, in its sole discretion, at any time. The grant of the Award under the Plan is a one-time benefit and does not create any contractual or other right to receive other awards or benefits in lieu of awards in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award, and the vesting provisions.
13.4 EU Age Discrimination Rules. If you are a local national of and employed in a country that is a member of the European Union, the grant of this Award and the terms and conditions governing this Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Notice is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
13.5 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.
13.6 Private Placement. The grant of the Award is not intended to be a public offering of securities in your country of residence (and country of employment, if different) but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Award is not subject to the supervision of the local securities authorities.
13.7 English Language. You acknowledge and agree that it is your express intent that the Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If you are in a country where English is not an official language, you acknowledge that you are sufficiently proficient in English or have the ability to consult with an advisor who is sufficiently proficient in the English language, so as to allow you to understand the terms and conditions of this Notice, the Plan and any other documents related to the Award. If you have received the Notice, the Plan or any other documents related to the RSUs translated into a language

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other than English, and if the meaning of the translated version is different than the English version, the English version will control.
13.8 Section 409A. This Award is intended to be exempt from or otherwise comply with Section 409A of the U.S. Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”), and shall be interpreted and construed consistently with such intent. If you are a Specified Employee (as defined by the Company for purposes of Section 409A) upon your separation from service (as defined under Section 409A), any payments that are subject to the requirements of Section 409A and payable upon such separation from service from shall be delayed until six months after the date of the separation from service, to the extent required under Section 409A. Nothing in the Plan or this Notice shall be construed as a guarantee of any particular tax treatment. The Company makes no representation that the Plan, this Notice or the RSUs comply with Section 409A and in no event shall the Company be liable for the payment of any taxes and penalties that you may incur under Section 409A.
13.9 Compliance with Local Law. If you are resident or employed outside of the United States, as a condition to the grant of the Award, you agree to repatriate all payments attributable to the shares of Common Stock or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Related Companies, as may be required to allow the Company and its Related Companies to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).
13.10 Requirements of Law. The Award and payment thereof shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
13.11 Addendum to Notice. Notwithstanding any provisions of this Notice to the contrary, the Award shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Award to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, the Addendum shall constitute part of this Notice.
13.12 Governing Law. All questions concerning the construction, validity and interpretation of this Notice and the Plan shall be governed and construed according to the laws of the State of Delaware in the United States without regard to the application of the conflicts of laws provisions thereof, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware in the United States, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum.
13.13 Insider Trading Notice. You acknowledge that, depending on your broker’s country of residence or where Common Stock is listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Common Stock, rights to Common Stock or rights linked to the value of Common Stock during such times you are considered to have “inside information” regarding the Company as defined in the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities. You understand that third parties may include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any restrictions and you are advised to speak to your personal legal advisor on this matter.
13.14 Additional Requirements. The Company reserves the right to impose other requirements on the Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
13.15 No Interest on Distributions. No interest will accrue or be paid on any portion of a distribution with respect to your Award, regardless of when paid.
13.16 Agreement to Terms of Plan, Notice and Addendum. By accepting this Award, you acknowledge that you have read and understand this Notice, the Addendum to this Notice, and the Plan, and you specifically accept and agree to the provisions contained therein.

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Addendum to
International Notice of Terms of Long-Term Incentive Restricted Stock Units (Stock-Settled)
In addition to the terms of the Plan and the Notice, the Award is subject to the following additional terms and conditions and Privacy Notices as set forth in this Addendum to the extent you reside and/or are employed in one of the countries addressed herein. All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and this Notice. To the extent you transfer residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
European Union (“EU”) / European Economic Area (“EEA”) Countries, Switzerland, and the United Kingdom
1.    Data Privacy. If you reside or are employed in the EU or EEA, Switzerland, or the United Kingdom, the following provision supplements Section 12 of this Notice.
The Company is located at 929 Long Bridge Drive, Arlington, VA 22202, U.S.A. and grants RSUs under the Plan to you at the Company’s sole discretion. You should review the following information about the Company’s data processing practices.
2.     Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes, uses, and transfers certain personally identifiable information about you for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all RSUs or any other awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or the Employer. In granting you RSUs under the Plan, the Company will collect your personal data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company’s collection, processing, use and transfer of your personal data is necessary for the performance of the Company’s contractual obligations under the Plan and pursuant to the Company’s legitimate interest of managing and generally administering employee equity awards. Your refusal to provide personal data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. As such, by participating in the Plan, you voluntarily acknowledge the collection, use, processing and transfer of your personal data as described herein.
3.     International Data Transfers. The Company and its service providers are based in the United States. The Company can only meet its contractual obligations to you if your personal data is transferred to the United States. The performance of the contractual obligations of the Company to you is one of the legal bases for the transfer of your data from the EU/EEA, Switzerland, and the United Kingdom to the United States. You should be aware that the United States has different data privacy laws and protections than the data privacy laws in place in the EU/EEA, Switzerland, and the United Kingdom.
Australia
1.    Award Conditioned on Satisfaction of Regulatory Obligations. If you are (a) a director of a Related Company incorporated in Australia, or (b) a person who is a management-level executive of a Related Company incorporated in Australia and who also is a director of a Related Company incorporated outside of Australia, the grant of the Award is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.
2.     Securities Law Information. This grant is being made under Division 1A, Part 7.12 of the Australia Corporations Act (Cth). Please note that if you offer shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on the relevant disclosure obligations prior to making any such offer.
3.    Tax Consideration. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions of the Act).
Belgium
No country specific provisions.
Brazil
1.    Labor Law Acknowledgment. By accepting the RSUs, you acknowledge and agree, for all legal purposes, that (a) the benefits provided under the Notice and the Plan are the result of commercial transactions unrelated to your employment; (b) the Notice and the Plan are not a part of the terms and conditions of your employment; and (c) the income from the RSUs, if any, is not part of your remuneration from employment.
2.    Extraordinary Item of Compensation. You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Notice, and this Addendum. As such, you acknowledge and agree that the Company may, in its discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of the Award is an extraordinary item of compensation outside the scope of your employment contract, if any. The RSUs are not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service

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payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.
3.    Compliance with Law. By accepting the RSUs, you acknowledge and agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the RSUs, the receipt of any dividends, the sale of any shares of Common Stock and the payment of any cash acquired under the Plan and the receipt of any dividend equivalents.
Canada
1.    Clawback and Forfeiture Policy. The following provision shall replace Section 10.2 of the Notice:
10.2. In addition, subject to applicable law, this Award and any gross proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the Vesting Date or receipt of payment of the Award: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage, within Canada, in competition with any aspect of Company business with which you were directly involved or about which you gained proprietary or confidential information during the twenty-four (24) months before the date you engaged in such competitive activity; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants, with whom you engaged on behalf of the Company during the twenty-four (24) months before the date of such inducement, to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section 10 is a condition for your receipt of this Award. For purposes of this Section 10, the Company shall include the Company and all Related Companies.
China
1.    Exchange Control Restrictions. You understand and agree that if you are a PRC national employed in China, the Company may impose additional terms and conditions on your Award as necessary, to comply with any rules and regulations established by the State Administration of Foreign Exchange in China, and you further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China. You agree to hold any shares of Common Stock received upon settlement of the Award with the Company’s designated broker. Upon a termination of employment, if you hold Common Stock and the Award is not paid in cash, you shall be required to sell all shares of Common Stock issued pursuant to the Award within 180 days (or such shorter period as may be required by the State Administration of Foreign Exchange or the Company) of the termination date and repatriate the sales proceeds to China in the manner designated by the Company. For purposes of the foregoing, the Company shall establish procedures for effectuating the forced sale of the shares of Common Stock (including procedures whereby the Company may issue sell instructions on your behalf), and you hereby agree to comply with such procedures and take any and all actions as the Company determines, in its sole discretion, are necessary or advisable for purposes of complying with local laws, rules and regulations in China. You understand and agree that the repatriation of dividends and sales proceeds may need to be effected through a special exchange control account established by the Company or its Related Companies, and you hereby consent and agree that dividends issued on shares of Common Stock and sales proceeds from the sale of shares of Common Stock acquired under the Plan may be transferred to such account by the Company on your behalf prior to being delivered to you. Dividends and/or sales proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If dividends and/or sales proceeds are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the dividends or proceeds may be deposited into this account. If dividends and/or sales proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the dividends and/or proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time dividends are issued or shares are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company or its Related Companies in China in the future in order to facilitate compliance with exchange control requirements in China. You acknowledge and agree that the processes and requirements set forth herein shall continue to apply following your termination.
2.    Administration. The Company shall not be liable for any costs, fees, lost interest or dividends or other losses you may incur or suffer resulting from the enforcement of the terms of this Notice (including this Addendum) or otherwise from the Company’s operation and enforcement of the terms of the Plan and the Award in accordance with People’s Republic of China law including, without limitation, any applicable rules, regulations, requirements and approvals issued by the State Administration of Foreign Exchange.

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France
1.    Award Not French-Qualified. The RSUs are not granted under the French specific regime provided by Articles Articles L. 225-197-1 and seq. or L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended.
2.    English Language. You acknowledge and agree that it is your express intent that this Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If you have received this Notice, the Plan or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
Langue anglaise. Vous reconnaissez et consentez que c’est votre intention expresse que l’Accord, le Projet et tous les autres documents, les notifications et l’événement légal est entré dans, compte tenu de ou institué conformément à la Récompense de RSU, est formulé dans l’anglais. Si vous avez reçu l’Accord, le Projet ou aucuns autres documents a relaté à la Récompense de RSU traduite dans une langue autrement que l’anglais, et si le sens de la version traduite est différent de la version anglaise, la version anglaise contrôlera.
BY ACCEPTING THIS AWARD THROUGH THE PROCEDURES ESTABLISHED BY THE COMPANY, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE NOTICE, THE PLAN AND THIS ADDENDUM.
Germany
No country specific provisions.
Hong Kong
1.    Lapse of Restrictions. If, for any reason, shares of Common Stock are issued to you within six (6) months of the grant date, you agree that you will not sell or otherwise dispose of any such shares prior to the six-month anniversary of the grant date.
2.     IMPORTANT NOTICE/WARNING. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the documents, you should obtain independent professional advice. The RSUs and shares of Common Stock issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or Related Companies. This Notice, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The RSUs are intended only for the personal use of each eligible employee of the Employer, the Company or any Related Company and may not be distributed to any other person.
3.     Wages. The RSUs and shares of Common Stock or cash received in settlement of the Award do not form part of your wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.
India
1.Repatriation Requirements. You expressly agree to repatriate all sale proceeds and dividends attributable to the shares of Common Stock acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company nor any Related Company shall be liable for any fines or penalties resulting from your failure to comply with applicable laws, rules or regulations.
Ireland
1.    Settlement in Shares. Notwithstanding anything to the contrary in the Notice, Addendum or the Plan, your RSUs shall be settled only in Common Stock (and may not be settled in cash).
Israel
1.     Restriction on Shares. As a condition to the grant of the RSUs you understand that, due to tax laws in Israel, you are required to hold shares of Common Stock acquired under the Plan with Computershare Limited, or such other stock plan service provider engaged by the Company in the future, until such time that you sell the shares of Common Stock and you are not entitled to transfer the shares of Common Stock or have the shares of Common Stock otherwise released to you prior to such sale. The foregoing requirement shall apply unless and until you are expressly notified otherwise by the Company.
Italy
No country specific provisions.
Japan
No country specific provisions.
Kenya
1.    Tax Registration Notification. Under the Tax Procedure Act, 2015, you are required to complete and submit a tax registration application to the Commissioner of Income Tax within 30 days after the first vesting of the Units, if you have not previously registered. The registration should be completed through the online portal “I TAX” and is a one-time only registration. You are solely responsible for ensuring compliance with all registration requirements in Kenya.
Netherlands

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1.    Waiver of Termination Rights. As a condition to the grant of the RSUs, you hereby waive any and all rights to compensation or damages as a result of the termination of your employment with the Company and any Related Companies for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) you ceasing to have rights under or ceasing to be entitled to any awards under the Plan as a result of such termination.
Russia
1.    Important Notification. Proceeds from the sale of shares of Common Stock must be repatriated to Russia within a reasonably short period after receipt. Cash proceeds from the sale of shares of Common Stock can be remitted directly to a foreign individual bank account in OECD or FATF countries, provided that such securities are listed on one of the foreign stock exchanges on the list provided for by Russian federal law (e.g., the New York Stock Exchange). Other cash proceeds derived from the Plan must be remitted directly to a personal bank account opened with an authorized bank in the Russian Federation (an “Authorized Russian Account”). Thereafter, you may, in your sole discretion, personally transfer such amounts from your Authorized Russian Account to a bank account legally established outside of the Russian Federation with a non-Russian bank located in the Organization for Economic Co-operation and Development or the Financial Action Task Force countries (an “Authorized Foreign Account”). Cash dividends (but not dividend equivalents payable in cash) can be remitted directly to an Authorized Foreign Account. However, you are required to notify the Russian tax authorities within one month of opening or closing an Authorized Foreign Account or changing the account details. You also are required to file quarterly reports of any transactions involving any Authorized Foreign Account you hold with the Russian tax authorities. You may hold shares of Common Stock in a brokerage account in the U.S.; however, in no event will shares of Common Stock issued to you under the Plan be delivered to you in Russia. You are not permitted to sell shares of Common Stock directly to other Russian legal entities or individuals.
2.    No Offering of Securities in Russia. You acknowledge that the RSUs, this Notice, the Plan and all other materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Any shares of Common Stock acquired pursuant to the Plan have not and will not be registered in Russia and, therefore, neither the RSUs nor the shares of Common Stock may be used for offering or public circulation in Russia. In no event will the shares of Common Stock to be issued under the Plan be delivered to you in Russia. All the shares of Common Stock acquired under the Plan will be maintained on behalf of you outside of Russia. You will not be permitted to sell or otherwise transfer the shares of Common Stock directly to a Russian legal entity or resident.
3.     Exchange Control Notice. You may be required to repatriate proceeds from your participation in the Plan (e.g., dividends, sale proceeds) as soon as you intend to use those amounts for any purpose, including reinvestment. If the repatriation requirement applies, such funds must initially be credited to you through a foreign currency account at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to other accounts, including ones at foreign banks, in accordance with Russian exchange control laws. You should consult with your personal legal advisor to determine the applicability of the repatriation requirement to any gross proceeds received in connection with your participation in the Plan and to ensure compliance with any applicable exchange control requirements.
4.    Anti-Corruption Legislation Information. Individuals holding public office in Russia, as well as their spouses and dependent children, may be prohibited from opening or maintaining a foreign brokerage or bank account and holding any securities, whether acquired directly or indirectly, in a foreign company (including the shares of Common Stock acquired under the Plan). You should consult with your personal legal advisor to determine whether this restriction applies to your circumstances.

Saudi Arabia
1.    Securities Law Notice. This document may not be distributed in the Kingdom except to such persons as are permitted under the Rules of the Offers of Securities and Continuing Obligations issued by the Capital Market Authority.
The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.
Singapore
1.    Qualifying Person Exemption. The grant of RSUs under the Plan is being made pursuant to the “Qualifying Person exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should note that the RSUs are subject to section 257 of the SFA and you will not be able to make any subsequent sale of the shares of Common Stock in Singapore, or any offer of such subsequent sale of the shares of Common Stock subject to the grants in Singapore, unless such sale or offer is made (i) after six months from the grant date or (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.
South Korea

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No country specific provisions.
Spain
1.    Securities Law Information. Your participation in the Plan and any Common Stock issued thereunder do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
2.    Acknowledgement of Discretionary Nature of the RSUs; No Vested Rights. In accepting the RSUs, you acknowledge that you consent to participate in the Plan and have received a copy of the Plan. You understand that the Company has unilaterally, gratuitously and in its sole discretion granted the RSUs under the Plan to individuals who may be employees of the Company or its Related Companies throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Related Companies on an ongoing basis. Consequently, you understand that the RSUs are granted on the assumption and condition that the RSUs and any shares of Common Stock or cash acquired upon vesting of the RSUs shall not become a part of any employment contract (either with the Company or any of its Related Companies) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above. Thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the grant of the RSUs under this Notice shall be null and void.
You understand and agree that, as a condition of the grant of the RSUs and unless otherwise provided in this Notice, the unvested portion of the RSUs as of the date of your termination will be forfeited without entitlement to the underlying shares of Common Stock or cash or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, (i) material modification of the terms of employment under Article 41 of the Workers’ Statute or (ii) relocation under Article 40 of the Workers’ Statute. You acknowledge that you have read and specifically accept the conditions referred to in this Notice regarding the impact of a termination on your RSUs.
BY ACCEPTING THIS AWARD THROUGH THE PROCEDURES ESTABLISHED BY THE COMPANY, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE NOTICE, THE PLAN AND THIS ADDENDUM.
Turkey
1.     Securities Law Notification. The sale of shares of Common Stock acquired under the Plan is not permitted within Turkey. The sale of Common Stock acquired under the Plan must occur outside of Turkey. The shares of Common Stock are currently traded on the New York Stock Exchange under the ticker symbol “BA” and shares of Common Stock may be sold on this exchange.
2.     Financial Intermediary Obligation. You acknowledge that any activity related to investments in foreign securities (e.g., the sale of Common Stock) should be conducted through a bank or financial intermediary institution licensed by the Turkish Capital Markets Board and should be reported to the Turkish Capital Markets Board. You are solely responsible for complying with this requirement and should consult with a personal legal advisor for further information regarding any obligations in this respect.
United Arab Emirates
1.    Securities Law Notice. The Notice, the Plan, and other incidental communication materials related to the RSUs are intended for distribution only to employees of the Company and its subsidiaries for the purposes of an incentive scheme.
The Emirates Securities and Commodities Authority and Central Bank have no responsibility for reviewing or verifying any documents in connection with this statement. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this statement nor taken steps to verify the information set out in it, and have no responsibility for it. The securities to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities.
If you do not understand the content of the Notice, including this Addendum, or the Plan, you should obtain independent professional advice.
United Kingdom
1.     Clawback and Forfeiture Policy. The following shall modify Section 10.2 of the Notice:
Clauses (ii) and (iii) of Section 10.2 shall not apply.
    This Award and any gross proceeds resulting from the vesting of this Award are also subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, within the Restricted Period: directly or indirectly, for your own benefit or that of others, (a) be employed by or otherwise provide services to a Competing Business which is being carried out or to be carried out in any Restricted Territory; (b) set up or carry on a Competing Business which is being carried out or to be carried out in any Restricted Territory; (c) solicit, attempt to solicit, assist in soliciting, entice away, or try to entice away, from the Company or any Related Company any Key Person; or (d) be personally involved to a material extent in accepting into employment, recruiting, engaging, or otherwise using the services of any Key Person. For the avoidance of doubt, none of the restrictions contained in this Section prevent you from holding any shares or other securities in

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any company or from doing anything for which the Company has given its prior written consent. The Company encourages you to seek such consent if necessary.
The restrictions this Section are considered by the parties to be fair and reasonable in all circumstances. Each of the restrictions contained in this Section, including the sub-paragraphs and sub-clauses thereof, constitutes an entirely separate, severable and independent restriction. If any restriction is found to be invalid this will not affect the validity or enforceability of any of the other restrictions. It is agreed that if any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.
For the purposes of this Section, any capitalized terms shall have the following meaning:
“Competing Business” means any business which competes with or is preparing to compete with (a) any business carried on by the Company or any Related Company; or (b) any business which the Company or any Related Company is proposing to carry on and has taken material steps towards conducting; and in each of cases (a) and (b) in respect of which business of the Company or Related Company you: (i) had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties; or (ii) otherwise obtained Relevant Confidential Information, in each case in the course of your employment.
“Key Person” means any employee, director, or consultant engaged by the Company or any Related Company who provides or has provided executive, managerial, supervisory, financial, engineering, creative, professional, technical, account handling, or similar services to the Company or any Related Company (a) with whom you have had material dealings; or (b) in respect of whom you have obtained Relevant Confidential Information about their skills, role, responsibilities, expertise, or other Relevant Confidential Information or material nonpublic information relevant to their potential recruitment or engagement, in each case at any time during the course of your employment.
“Relevant Confidential Information” means information not generally known outside the Company or any Related Company or information entrusted to the Company or any Related Company by third parties, which may relate (by way of example and without limitation) to inventions, formulas, patterns, devices, methods, processes, computer technology and programming, research, development, engineering, manufacturing, purchasing, accounting, marketing, or selling, and may be contained (by way of example and without limitation) in materials such as drawings, models, data, specifications, records, reports, complications, or computer programs, and may be in the nature of unwritten knowledge or know-how, in each case, that may or would be of value to any business which competes or is preparing to compete with the Company or a Related Company.
“Restricted Period” means the period ending on the earlier of: (a) the second anniversary of the later of the Vesting Date or the payment date for the Award; or (b) the six month anniversary of your termination of employment.
“Restricted Territory” means: (a) the United Kingdom; or (b) any other country where the Company or a Related Company carries out business and in relation to which you have had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties during the course of your employment; or (c) any other country where the Company or a Related Company carries out business and in relation to which you acquired Relevant Confidential Information during the course of your employment.
2.    Income Tax and Social Insurance Contribution Withholding. The following provision shall replace Section 11 of this Notice:
Without limitation to Section 11 of this Notice, you agree that you are liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within ninety (90) days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from you at any time thereafter by any of the means referred to in Section 11 of this Notice.
3.    Exclusion of Claim. You acknowledge and agree that you shall have no entitlement to compensation or damages in consequence of the termination of your employment with the Company or any Related Company for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vesting in your RSUs as a result of such termination, or from the loss or diminution in value of your RSUs. Upon the grant of your RSUs, you shall be deemed irrevocably to have waived any such entitlement.
4.     Brexit. With the United Kingdom no longer part of the European Union following the United Kingdom’s withdrawal from the European Union, the laws discussed herein regarding the European Union still apply to the United Kingdom

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and all references to the European Union shall include the United Kingdom, unless otherwise stated in this document.

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Acknowledgement and Acceptance
I acknowledge that I have read and understand this Notice, the Addendum, and the Plan, and I accept and agree to the provisions contained therein.

Name:        ______________________________________________

Signature:    ______________________________________________

Date:        ______________________________________________

«Appendix - Vesting Schedule»